As filed with the Securities and Exchange Commission on November 6, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEACOAST BANKING CORPORATION

OF FLORIDA
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-2260678 (IRS Employer Identification Number)

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Telephone: (772) 287-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles M. Shaffer
Chairman and Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Telephone: (772) 287-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. Moore III
Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, Georgia 30309
Telephone: (404) 881-7794

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐		(Do not check if a smaller reporting company)

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

500,000 Shares of Common Stock, $0.10 par value per share

We are pleased to offer you the opportunity to participate in the Seacoast Banking Corporation of Florida Dividend Reinvestment and Stock Purchase Plan, or the Plan. The Plan provides our shareholders and prospective shareholders with an easy and inexpensive way to invest in our common stock and to reinvest all or part of their cash dividends in additional shares of our common stock. The Plan holds shares of our common stock, which is listed on the NASDAQ Global Select Market under the symbol “SBCF.” On November 3, 2023, the closing price of our common stock was $23.02 per share.

Key features of the Plan allow you to:

☐	enroll in the Plan for free;

☐	buy shares through the Plan without brokerage fees or commissions;

☐	build your ownership over time;

☐	automatically and fully reinvest any cash dividends in whole and fractional shares;

☐	automatically purchase additional shares through optional monthly cash investments with transfers from your bank account of as little as $50 per month and achieve the benefits of dollar cost averaging over time;

☐	withdraw, transfer or sell your shares easily;

☐	own and transfer your shares without holding or delivering paper stock certificates (you may obtain a certificate for your shares at any time); and

☐	enroll in the Plan and access your account, and change your investment elections at any time over the Internet.

Investing in our common stock involves risks. You should carefully read and consider the risks included in our periodic reports and other information that we file with the Securities and Exchange Commission, including the information referred to under the heading “Risk Factors,” beginning on page 5 before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts or deposits or obligations of any bank and are not insured by the FDIC or any government agency.

The date of this prospectus is November 6, 2023.

TABLE OF CONTENTS

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

Please read this prospectus carefully and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.” If you own shares of our common stock now, or if you decide to buy shares in the future, then please keep this prospectus with your permanent investment records, since it contains important information about our Dividend Reinvestment and Stock Purchase Plan.

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone to provide you with different information. We are not offering any of our shares in any state or other jurisdiction where the offer or sale of shares is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date later than the date of this prospectus.

When used in this prospectus, the terms “Seacoast,” “company,” “issuer,” “we,” “our,” and “us” refer to Seacoast Banking Corporation of Florida and its consolidated subsidiaries, unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s Internet site at www.sec.gov. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”), filed on March 1, 2023, including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 10, 2023, and incorporated by reference into Part III of our Annual Report on Form 10-K;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 10, 2023, and for the quarter ended June 30, 2023, filed on August 9, 2023;

•	Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on February 1, 2023, March 16, 2023, May 23, 2023, July 24, 2023; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, Florida 34995
Attention: Investor Relations

Telephone: (772) 287-4000

Facsimile: (772) 288-6012

We also maintain an Internet site at www.seacoastbanking.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

Certain of the statements made or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of, and subject to the protections of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, and intentions about future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from those set forth in the forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar expressions or statements regarding future periods. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	the impact of current and future economic and market conditions generally (including seasonality) and in the financial services industry, nationally and within Seacoast’s primary market areas, including the effects of inflationary pressures, changes in interest rates, slowdowns in economic growth, and the potential for high unemployment rates, as well as the financial stress on borrowers and changes to customer and client behavior and credit risk as a result of the foregoing;
•	potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto;
•	use of proceeds from any sale of securities by us;
•	governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve (“Federal Reserve”), as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation;
•	changes in accounting policies, rules and practices;
•	the risks of changes in interest rates on the level and composition of deposits (as well as the cost of, and competition for, deposits), loan demand, liquidity and the values of loan collateral, securities, and interest rate sensitive assets and liabilities;
•	interest rate risks, sensitivities and the shape of the yield curve;
•	changes in retail distribution strategies, customer preferences and behavior generally and as a result of economic factors, including heightened inflation;
•	changes in borrower credit risks and payment behaviors, including the ability for borrowers under deferred payment programs to return to making full payments; changes in the availability and cost of credit and capital in the financial markets;
•	changes in the prices, values and sales volumes of residential and commercial real estate; the Company’s ability to comply with any regulatory requirements;
•	the effects of problems encountered by other financial institutions that adversely affect Seacoast or the banking industry;
•	Seacoast’s concentration in commercial real estate loans and in real estate collateral in Florida;
•	inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions;
•	the impact on the valuation of Seacoast’s investments due to market volatility or counterparty payment risk, as well as the effect of a decline in stock market prices on our fee income from our wealth management business;
•	statutory and regulatory dividend restrictions;
•	increases in regulatory capital requirements for banking organizations generally;

•	the risks of mergers, acquisitions and divestitures, including Seacoast’s ability to continue to identify acquisition targets, successfully acquire and integrate desirable financial institutions and realize expected revenues and revenue synergies;
•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;
•	the Company’s ability to identify and address increased cybersecurity risks, including those impacting vendors and other third parties;
•	fraud or misconduct by internal or external parties, which Seacoast may not be able to prevent, detect or mitigate;
•	inability of Seacoast’s risk management framework to manage risks associated with the business;
•	dependence on key suppliers or vendors to obtain equipment or services for the business on acceptable terms;
•	reduction in or the termination of Seacoast’s ability to use the online or mobile-based platform that is critical to the Company’s business growth strategy;
•	the effects of war or other conflicts, including the impacts related to or resulting from Russia’s military action in Ukraine and conflict in Israel and the surrounding region, acts of terrorism, natural disasters (including hurricanes in the Company’s footprint), health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions;
•	unexpected outcomes of, and the costs associated with, existing or new litigation involving the Company;
•	Seacoast’s ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions;
•	the risks that deferred tax assets could be reduced if estimates of future taxable income from the Company’s operations and tax planning strategies are less than currently estimated and sales of capital stock could trigger a reduction in the amount of net operating loss carryforwards that the Company may be able to utilize for income tax purposes;
•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, non-bank financial technology providers, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;
•	the failure of assumptions underlying the estimate of reserves for expected credit losses;
•	the risk of deposit and customer attrition;
•	any changes in deposit mix;
•	unexpected operating and other costs, which may differ or change from expectations;
•	the risks of customer and employee loss and business disruptions, including, without limitation, the results of difficulties in maintaining relationships with employees;
•	the inability to grow the customer and employee base;
•	the difficulties and risks inherent with entering new markets;
•	risks related to environmental, social and governance ("ESG") matters, the scope and pace of which could alter Seacoast's reputation and shareholder, associate, customer and third-party affiliations; and
•	other factors and risks described under “Risk Factors” herein and in any of our subsequent reports filed with the SEC and available on its website at www.sec.gov.

All written or oral forward-looking statements that are made by us or are attributable to us are expressly qualified in their entirety by this cautionary notice. We assume no obligation to update, revise or correct any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

SEACOAST BANKING CORPORATION OF FLORIDA

The following is a very brief summary of our business. It does not contain all of the information that may be important to you. Before you decide to purchase shares or to participate in the Plan, you should read carefully this entire prospectus and any other information we refer to in, or incorporated by reference into, this prospectus.

Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended. Our principal subsidiary is Seacoast National Bank, a national banking association. Seacoast National Bank commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.

We are one of the largest community banks headquartered in Florida, with approximately $14.8 billion in assets and $12.1 billion in deposits as of September 30, 2023. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at 77 full-service branches across Florida, and through advanced mobile and online banking solutions.

Our principal executive offices are located at 815 Colorado Avenue, Stuart, Florida 34994, and the telephone number at that address is (772) 287-4000. Our website is located at www.seacoastbanking.com. We are not incorporating any information from our website into this prospectus, and none of the information on our website is included or made a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (which descriptions are incorporated by reference herein), as well as the other information and filings that we make with the SEC before making a decision to invest in our securities. We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results, which could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

USE OF PROCEEDS

We intend to use any net proceeds that we receive from our sale of the newly issued securities offered by this prospectus for general corporate purposes.

THE PLAN

What is the Purpose of the Plan?

The Plan provides our existing shareholders and new investors with a convenient and economical means of purchasing shares of our common stock and investing all or a portion of any cash dividends in additional shares, all without payment of brokerage commissions, service charges or other fees. In addition, the Plan can provide us with a means of raising additional capital for general corporate purposes through the sale of common stock under the Plan.

Who Can Join?

The Plan presently is open to United States residents only. If you are a United States resident, you may participate in the Plan in one of the following ways:

☐	Current Seacoast Shareholders of Record. If you have at least one share of our common stock registered in your name, you are eligible to join the Plan. If you hold shares through a bank or broker (that is, in “street name”), then you may become eligible to join the Plan by asking the bank or broker to have at least one share registered in your name. You must keep at least one share in your Plan account to maintain your eligibility.

☐	Other Investors may make an Initial Cash Investment of at Least $1,000. If you are not a shareholder of record of Seacoast, you can become eligible to participate in the Plan by initially investing at least $1,000 into the Plan, and you can invest up to a maximum of $250,000 annually. Your initial investment will be used to purchase shares of our common stock for your Plan account.

How Do I Enroll?

☐	Current Shareholders of Record. If you are the holder of record of at least one share of our common stock, then you may enroll in the Plan by completing the enrollment form that accompanies this prospectus and returning it to the Plan administrator, Continental Stock Transfer & Trust Company. If you own shares but they are held in street name, then you may become an owner of record by asking to have your shares registered in your name. At least one of your shares needs to be transferred into your name as the record owner before you become eligible to participate in the Plan. Once you have at least one share registered in your name, you may enroll in the Plan by completing the enrollment form and returning it to the Plan administrator. After you enroll, all of your shares that are registered in the exact same name as on the transaction form and held by you as the record owner, whether you acquired them before or after you joined the Plan, will automatically be treated as Plan shares. Shares held by your broker or bank may not participate in the Plan or be entitled to reinvest dividends under the Plan. The Plan administrator must receive your transaction form at least five days prior to the dividend record date for your cash dividends for that quarter to be reinvested.

☐	Persons Who Are Not Shareholders. If you are not a shareholder, then you may enroll in the Plan by filling out the enrollment form that accompanies this prospectus and returning it to the Plan administrator, Continental Stock Transfer & Trust Company, together with a check for at least $1,000 (up to a maximum annual investment of $250,000) payable to “Continental Stock Transfer & Trust Company.”

Can Our Officers or Directors Participate In the Plan?

Seacoast’s officers and directors may participate in the Plan. However, optional cash investments and purchases of our shares of common stock with reinvested dividends by our directors and officers must be made in compliance with our company policies as well as all applicable laws and regulations.

Will Cash Dividends Be Paid While the Plan is in Effect?

Our board of directors has the discretion to declare and pay cash dividends from time to time, subject to statutory and regulatory requirements, our capital adequacy, earnings, liquidity and other factors. The Company has paid quarterly dividends since the second quarter of 2021. Whether the Company continues to pay quarterly dividends and the amount of any such dividends will be at the discretion of our board of directors and will depend on our earnings, financial condition, results of operations, business prospects, capital requirements, regulatory restrictions, and other factors that our board of directors may deem relevant. The amount and timing of dividends is at our discretion and may be changed, or the payment of dividends terminated, at any time without notice. Under the Plan, all cash dividends paid on shares held in the Plan will be automatically reinvested to purchase additional shares.

How Do I Make Optional Cash Investments Through the Plan?

☐	Additional Investments. Once you are enrolled in the Plan, you can make additional cash investments at any time with as little as $50, subject to a maximum aggregate annual investment of $250,000, either by check or by automatic deduction from your bank account. Participants that would like to make on-going purchases will have their purchases scheduled on a monthly basis.

•	Payment by Check. If you wish to make additional investments by check, then you may forward a check made payable to “Continental Stock Transfer & Trust Company,” as Plan administrator, together with a completed transaction form.
•	Payment by Direct Draft or Debit Transaction. If you wish to begin having funds automatically withdrawn from your bank account on a monthly basis to purchase additional shares of our common stock under the optional cash investment feature of the Plan, please indicate on the transaction form, or any subsequent transaction form, as applicable, the bank deposit account that you wish to periodically debit and from which you wish the funds to be paid, and the amount of cash investment to be made each month. Please include a voided check for the account as well. Once you have submitted the proper form and indicated the automatic monthly deduction amounts, funds will be drawn from your designated bank account on or about the 22nd day of each month, and will be invested in additional shares of our common stock under the terms of the Plan.
•	Changes to Your Preferences. You may change your optional cash investment preferences, change the amount drawn from your bank account each month or the bank account from which your funds are to be drawn by completing and sending a transaction form to the Plan administrator.

☐	Maximum Annual Investment. The most that you can invest (not including dividends on shares in the Plan) through the Plan in any calendar year is $250,000.

☐	Returned Checks / Failed Transfers. The Plan administrator will process only those purchases for which it has received good and collected funds. If your check is returned or an automatic withdrawal cannot be processed due to insufficient funds or otherwise, the Plan administrator will not process your request until it receives good and collected funds covering your purchase and any applicable service fee or transaction fee incurred in connection with the insufficient funds.

How Can I Change Automatic Investments?

If you wish to change or stop automatic monthly investments, you should send a completed transaction form to the Plan administrator changing or terminating your automatic investments. However, the Plan administrator must receive your transaction report on or before the fifth business day preceding the Plan’s scheduled purchase date in which your next scheduled automatic investment will occur to avoid having those funds withdrawn from your bank account.

How Do I Purchase Shares Through the Plan?

☐	Dividends on All Shares in the Plan are Reinvested. All cash dividends paid on shares held in the Plan, less any applicable withholding taxes, will be automatically reinvested to purchase additional shares. The Plan does not permit partial reinvestment, and therefore you cannot direct the reinvestment of cash dividends on fewer than all of your shares in the Plan.

☐	Delivery of Funds. We will deliver the cash dividends to the Plan administrator on the dividend payment date for each quarter for which we pay a dividend. Funds automatically drawn from your bank account will be delivered to the Plan administrator for optional cash investments five business days preceding the Plan’s scheduled purchase date, regardless of whether we declare and pay a dividend during the quarter in which a particular month falls.

☐	Method of Purchase. The Plan administrator will, at our election, purchase shares from us, or purchase shares through the “open market” on the NASDAQ Global Select Market, in the open market or in negotiated transactions with persons not affiliated with us or any of our subsidiaries, or any combination of these sources. All purchases will be made through the Plan administrator, which serves as an independent agent for the Plan. Dividends may be combined with pending optional cash investments, and purchases may be executed on a combined basis.

☐	Timing of Purchases. The Plan administrator will make reasonable efforts to reinvest the cash dividends and invest all optional cash investments promptly after receipt of funds, normally once each month, and in no event later than 30 days after such receipt. In rare instances, purchases may be delayed to meet regulatory or emergency suspensions of trading or other events affecting the receipt and execution of orders by brokers or markets. You will not receive any interest on any cash dividends or optional cash investments pending their investment.

You will not be able to instruct the Plan administrator to purchase shares at a specific time or at a specific price. The Plan administrator must receive funds at least five business days prior to the Plan’s scheduled purchase date for the current month to ensure shares are purchased for the current month.

☐	Purchase Prices. If the Plan administrator purchases shares of our common stock in the open market or in negotiated transactions, then the price at which shares will be deemed to have been purchased for you will be the weighted average price actually paid at that time to purchase shares under the Plan. The Plan administrator, in accordance with the provisions of the Plan, is responsible for determining the timing and pricing of shares to be purchased other than from us. If the Plan administrator purchases shares of our common stock directly from us (whether from our treasury account or newly issued shares), your purchase price will be the average of the NASDAQ Global Select Market high and low prices for the shares on the purchase date. If no actual trades have occurred on this day, then the price will be the average of the bid and ask (or high and low) prices on the last day on which an actual trade occurred. In all cases, the number of shares credited to your account will depend upon the amount of the cash dividend, and the amount of your optional cash investment, if any, and the purchase price of the shares. Fractional shares will be credited to your account, computed up to four decimal places.

Filling a purchase order may require multiple trades and may take multiple trading days to complete.

The price per share of our common stock paid or received by the Plan administrator may be more or less than the price per share at the time you request a purchase or sale. You may not be able to cancel instructions given to the Plan administrator, except as described in this prospectus.

☐	Book-Entry Ownership. All shares purchased through the Plan will be held in book-entry form in your account on the Plan administrator’s records. Ownership in book-entry form means that, while you will have full beneficial ownership of your Plan shares, you will not receive a paper stock certificate. Book-entry ownership eliminates the risk and expense of replacing lost or stolen certificates, assures that your shares are always available should you need to deliver them for transfer, and avoids your costs in maintaining a safe deposit box or other place to store your certificates. However, if you prefer to hold your Plan shares in certificated form, then you may receive certificates by sending a written request (including via email) to the Plan administrator.

How Many Shares will be Purchased for My Plan Account?

The number of shares that will be purchased and credited to your Plan account depends on the amount of the cash dividend declared and paid, and the amount of your optional cash investment, if any, and the applicable purchase price to be paid for each share of our common stock. Your Plan account will be credited with the actual number of shares purchased, including fractional shares carried out to four decimal places.

How Do I Sell My Plan Shares?

You can sell some or all your shares in the Plan by sending a transaction form to the administrator requesting that your shares be withdrawn from the Plan. The Plan administrator will sell the shares for you, and send you the proceeds, less any applicable fees (described below).

☐	Sale Prices. The sale price per share will be the weighted average price per share of all shares sold in the market to fill a combined sale order for the Plan.

Filling a sale order may require multiple trades and may take multiple trading days to complete.

The price per share of our common stock paid or received by the Plan administrator may be more or less than the price per share at the time you request a sale. You may not be able to cancel instructions given to the Plan administrator, except as described in this prospectus.

How Do I Withdraw from the Plan?

☐	You can withdraw all or a portion of whole shares from your Plan account at any time by sending a transaction form to the Plan administrator requesting that your shares be withdrawn from the Plan. After receipt of your request, the appropriate number of shares will be issued in certificate form and mailed to you. Your dividend reinvestment election will continue unless you withdraw all your Plan shares, or unless you are no longer the record owner of such shares. If you withdraw all your Plan shares, your participation in the Plan will be terminated, and all dividends declared and paid, but with which the Plan administrator has yet to purchase shares, will be paid to you. The Plan administrator may close any Plan account that holds less than one share. Any fractional share in your Plan account will be sold, and a check for the sale proceeds, less applicable fees, will be mailed to your address of record.

☐	All withdrawal requests received on or after a declared dividend record date will be processed after dividend reinvestment shares have been allocated to shareholder accounts.

Can My Participation in the Plan be Terminated?

☐	We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to you at the address appearing in the Plan administrator’s records. If your participation in the Plan has been terminated, you will receive certificates for whole shares held in your account and a check for the cash value, less applicable fees, of any fractional shares held in your account.

Can I Change the Name on My Plan Account, or Give or Transfer My Shares in the Plan to Other People?

☐	You may change the name on your Plan account, transfer shares, or gift shares in your Plan account at any time by completing the appropriate section of the transaction form that accompanies this prospectus, and mailing it to the Plan administrator. Transfers may be made in book-entry or certificated form.

☐	You can withdraw all or a portion of the shares from your Plan account at any time by sending a transaction form to the Plan administrator requesting that your shares be withdrawn from the Plan. After receipt of your request, the appropriate number of shares will be withdrawn from book-entry form (unless you have made a written request (including via email) to receive such shares in certificate form, in which case such certificates will be mailed to your address of record). Your dividend participation option will remain the same unless you withdraw all of your Plan shares.

☐	If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account and will not be reinvested. At its discretion, the Plan administrator also may close any Plan account that contains less than one share of Company common stock. Any fractional share in your Plan account will be sold, and a check for the sale proceeds less applicable fees will be mailed to your address of record.

Can I Pledge My Plan Shares?

You may not pledge or assign book-entry shares held in your Plan account. Unless you first remove your shares from the Plan and request physical stock certificates for the shares, you will not be able to pledge or hypothecate any shares held in your Plan account. No attempted pledge or hypothecation will be effective because your Plan shares are held by the independent agent in “nominee name” and in book-entry form for your benefit.

Can the Plan Safekeep My Share Certificates?

If you hold certificates representing shares, whether or not they were acquired through the Plan, you can deposit them in the Plan for dividend reinvestment and safekeeping. The administrator will reflect the shares represented by those certificates in book-entry form in your Plan account. To deposit certificates into the Plan for safekeeping, send them via registered mail to the Plan administrator, Continental Stock Transfer & Trust Company, at the address set forth under the section “How Do I Obtain Additional Information? How Do I Contact the Administrator?” A completed and signed transaction form must accompany your certificates, which should not be endorsed. You are responsible for delivery of such shares, and any certificates that you mail to us should be insured against loss or theft.

How Do I Obtain Certificates for My Shares in the Plan?

You can obtain certificates for any or all of the whole shares held in your Plan account in book-entry form at any time for free. To obtain certificates, you must submit a transaction form to the Plan administrator. Please allow 30 days for the administrator to process your request.

Will I Have to Pay any Fees to Participate in the Plan?

☐	There is no fee to enroll in the Plan.

☐	You will not be charged any fees or commissions when you reinvest your dividends, purchase or transfer your shares under the Plan, deposit shares in the Plan for safekeeping or obtain certificates for shares held in book-entry form.

☐	If your check is returned due to non-sufficient funds or otherwise, you will be charged a service fee of $25.00. Of course, until the administrator receives good funds, it will be unable to complete the transaction that you requested.

☐	Upon the termination of your participation in the Plan through a sale of your shares, you will incur a fee of $10.00. This fee is a termination fee for the sale and does not include any broker’s or other fees that you may have to pay.

☐	We may change the Plan’s fees and charges at any time upon 30 days’ notice.

When will I Receive Plan Statements and Forms?

Each time that you reinvest dividends or purchase shares through the Plan, you will receive a statement confirming your transaction. Each statement will also include a blank transaction form that will help you make additional investments or withdrawals. Each statement that you receive will be cumulative for the then current year, and the last statement that you receive in a given year will serve as your annual statement of Plan activities.

What Are the U.S. Federal Income Tax Consequences of My Participation in the Plan?

The following is a summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and is not intended to apply to persons who are not U.S. residents or citizens or to certain types of investors, such as tax-exempt entities. We advise you to consult your own tax advisors for information about your specific situation.

In general, all dividends that are reinvested in the Plan are taxable to you as dividends for U.S. federal income tax purposes as if they had been paid to you in cash. In addition, any commissions or fees on purchases of shares purchased through the Plan that are paid by us on your behalf will be subject to income tax. The total amount of cash dividends and other distributions will be reported to you and to the Internal Revenue Service on the appropriate tax form shortly after the end of each year.

Your tax basis in shares purchased or resulting from reinvested dividends under the Plan will be equal to the price at which such shares are credited to your Plan account, plus the amount of any commissions or fees, if any, with respect to such shares paid by us on your behalf. In order to determine the tax basis for shares in your Plan account, you should retain all account transaction statements. Tax basis information for shares acquired through the Plan will be reported in accordance with applicable law. Your holding period for shares acquired with reinvested cash dividends generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash investments or are purchased with reinvested cash dividends in the open market, the holding period will commence on the day after the date of purchase.

You will not recognize gain or loss for U.S. federal income tax purposes upon your transfer of shares to your Plan account, your withdrawal of whole shares from your Plan account, or your receipt of certificates for shares credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when we redeem a fractional share interest. Such gain or loss will equal the difference between the amount that you receive for such shares or such fractional share interest and your tax basis.

Certain U.S. participants may be required to pay an additional 3.8% Medicare tax on certain investment earnings, including dividends paid on shares and capital gains recognized on the sale of shares in Plan accounts. In addition, dividends paid on shares, and the proceeds of any sale of shares, in Plan accounts may be subject to the “backup withholding” provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then the Plan administrator must withhold the then-current backup withholding rate from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares. Any amount withheld will reduce the amount of dividends that will be reinvested on your behalf. You are responsible for timely filing any documentation required to receive a credit or refund of cash dividends that were subjected to U.S. backup withholding.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. Amounts required to be withheld are determined in accordance with applicable law, may vary among jurisdictions and may be subject to a tax treaty between the U.S. and the country in which the participant resides. Any amount withheld will reduce the amount of dividends that will be reinvested on your behalf.

Current tax law requires withholding at a rate of 30% on dividends paid on shares, and the proceeds of any sale of shares, in Plan accounts by or through certain foreign financial institutions unless such institution enters into an agreement with the U.S. Internal Revenue Service to collect and report information with respect to interests and accounts maintained by the institution for certain U.S. persons and certain non-U.S. entities that are wholly or partially owned by U.S. persons, and to withhold on certain payments. An intergovernmental agreement between the U.S. and an applicable foreign country, or future tax regulations or other guidance, may modify these requirements. In addition, dividends paid on shares, and the proceeds of any sale of shares, in Plan accounts by non-financial foreign entities that do not qualify for certain exemptions will be subject to withholding at a rate of 30%, unless such entity certifies that it does not have “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners.”

The foregoing is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan, and may not be applicable to certain participants, such as tax-exempt entities. You should consult your own tax advisers regarding the foreign, U.S. federal, state and local income, estate, and other tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the Plan or the disposal of shares acquired pursuant to the Plan.

What Communications Will I Receive From You? How Do I Vote My Shares?

As a Plan participant, you will receive all communications sent to our shareholders. For any meeting of our shareholders, as long as there are shares in your Plan account on the relevant record date, you can attend and vote at the meeting. You will receive a proxy that will enable you to vote the shares held in your Plan account combined with any shares held by you in physical certificate form. By participating in the Plan, you authorize us to combine our communications to you, as a Plan participant, with all of our other mailings to you and others in your household.

How Will Stock Splits and Other Distributions Affect My Plan Shares?

If we declare a stock split or stock dividend, your Plan account will be credited automatically by book-entry with the appropriate number of additional whole and fractional shares issued with respect to both your certificates and book-entry shares participating in your Plan account. In the event that we offer any stock subscription or other rights to our shareholders, the administrator will make them available to you with respect to the certificates and book-entry shares participating in your Plan account.

If we declare a reverse stock split, a certain number of shares (depending on the applicable ratio) of our existing common stock will be combined into one share of common stock. In this situation, shares in your Plan account will also be combined in accordance with the terms of the reverse stock split.

Can the Plan be Changed?

We may suspend, modify or discontinue the Plan at any time. We will send you a written notice of any significant changes. Under no circumstances will any amendment decrease the number of shares that you own.

How is the Plan Administered?

The Plan is administered by Continental Stock Transfer & Trust Company, as the current Plan administrator. The Plan administrator keeps records, sends statements and performs other duties relating to the Plan. The Plan administrator also acts as the depositary, transfer agent, registrar and dividend disbursing agent for the shares, and purchases and sells shares as agent for the Plan. We may replace the Plan administrator, and the Plan administrator may resign, at any time, in which case we would designate a new administrator and deliver a notice to you informing you of such change.

The administrator will accept payment for initial cash investments and additional investments in United States dollars only, and does not accept checks or drafts from third parties. If you send payment to the administrator for investment in the Plan in any currency other than United States dollars, then the administrator will return such funds to you, without interest.

Who Regulates and Interprets the Plan?

We and the Plan administrator reserve the right to interpret and regulate the Plan as we may deem necessary or desirable, and in the best interests of the Plan. We have the flexibility to terminate or discontinue the Plan at any time. Any interpretations or regulation will be final. The Plan, the Plan accounts and any related documentation will be governed by and construed in accordance with the laws of the State of Florida.

How Do I Obtain Additional Information? How Do I Contact the Administrator?

For information regarding the Plan, additional forms, help with Plan transactions or answers to your questions, please contact the Plan administrator at:

Continental Stock Transfer & Trust Company
1 State Street , 30th Floor

New York, NY 10004-1561

You may call the Plan administrator at 1-800-509-5586.

Am I Protected Against Losses?

Your investment in the Plan is no different from any investment in shares of our common stock. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, or the Plan administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, or the Plan administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions and our financial results.

Plan accounts are not insured by the Securities Investor Protection Corporation or any other entity. Plan accounts and shares held by the Plan are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency.

Neither we, our subsidiaries, our affiliates, nor the Plan administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the purchase and sale prices for shares acquired or sold through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment or optional cash purchase date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the administrator pending investment.

What Other Risks Will I Face Through My Participation in the Plan?

The following summary identifies several of the risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

☐	There is No Price Protection for Your Shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares under the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

☐	The Purchase Price for Shares Purchased under the Plan Will Vary. The purchase price for any shares that you purchase under the Plan will vary and cannot be predicted. You may purchase shares at a purchase price that is different from (more or less than) the price that you would pay if you acquired shares on the open market on the related dividend payment date or optional cash purchase date.

☐	We May Not Pay Dividends. We currently pay quarterly dividends. In the future, we may at any time, and from time to time, and for any reason, determine not to pay dividends. In that case, you will not receive any dividends on your shares in the Plan or otherwise.

☐	You Will Not Earn Any Interest on Your Dividends or Cash Pending Investment. No interest will be paid on dividends, cash or other funds held by the administrator pending investment or disbursement.

☐	The Market Prices for Our Common Stock Vary, and You Should Purchase Shares for Long-Term Investment Only. Although our common stock currently is traded on the NASDAQ Global Select Market, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking to make a long-term investment in our common stock.

PLAN OF DISTRIBUTION

Except to the extent that the Plan administrator purchases shares of our common stock through the “open market” on the NASDAQ Global Select Market, in the open market or in negotiated transactions with persons not affiliated with us or any of our subsidiaries, we will sell shares of our common stock directly to the Plan administrator for purchase on behalf of Plan participants. The shares, including shares acquired pursuant to completed transaction forms, may be resold in market transactions on any securities market or securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NASDAQ Global Select Market under the ticker symbol “SBCF”.

We may sell shares of our common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares.

Subject to the availability of shares of our common stock registered for issuance under the Plan and subject to the restrictions on transfer set forth in our charter, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. Generally, there are no fees charged to participants in the Plan (although we may change the Plan’s fees and charges at any time upon 30 days’ notice). However, you will be charged a fee of $10.00 upon termination of your participation in the Plan through a sale of your shares, plus any broker’s or other fees you may have to pay, and fees will be charged for checks or other funds transfers that fail to clear or are returned unpaid for any reason.

Description of Capital Stock

The following description of our capital stock is a summary only and is subject to applicable provisions of the Florida Business Corporation Act, as amended, which we refer to as the FBCA, and to our amended and restated articles of incorporation, as amended, or our Articles of Incorporation and our amended and restated bylaws, or our Bylaws. You should refer to, and read this summary together with, our Articles of Incorporation and Bylaws to review all of the terms of our capital stock. Our Articles of Incorporation are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023 and our Bylaws, which are incorporated by reference to our Current Report on Form 8-K, filed with the SEC on October 26, 2020.

Common Stock

General

The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”

Voting Rights

Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.

Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

Preferred Stock

General

Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series A or Series B Preferred Stock are issued and outstanding as of the date of this registration statement/prospectus.

Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.

ANTI-TAKEOVER EFFECTS OF CERTAIN ARTICLES OF INCORPORATION PROVISIONS

Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.

Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).

Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:

•	A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;
•	A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;
•	A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and
•	A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).

Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.

EXPERTS

The consolidated financial statements of Seacoast Banking Corporation of Florida as of December 31, 2022 and 2021 and for each of the three years in the period ending December 31, 2022 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2022 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of our common stock offered by this prospectus has been passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

CONTACT INFORMATION

Internet:	www.seacoastbanking.com

By Telephone:	1-800-509-5586

By Mail:	General Correspondence and Overnight or Courier Delivery:

Continental Stock Transfer & Trust Company
ATTN: Compliance Department
1 State Street , 30th Floor
New York, NY 10004-1561

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimate of expenses of issuance and distribution
Registration Fee	$1,670.83
Cost of Printing*	2,500
Legal Fees*	25,000
Accounting Fees*	20,000
Miscellaneous*	1,000
Total	$50,170.83

*	Estimated solely for purposes of this filing.

Item 15. Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended, or the FBCA, permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or that he or she reasonably believed was not unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Our Bylaws contain indemnification provisions similar to the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.	Exhibit

4.1.1	Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10 Q, filed May 10, 2006.

4.1.2	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8 K, filed December 23, 2008.

4.1.3	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.4 to the Company’s Form S-1, filed June 22, 2009.

4.1.4	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8 K, filed July 20, 2009.

4.1.5	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8 K, filed December 3, 2009.

4.1.6	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8-K/A, filed July 14, 2010.

4.1.7	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8-K, filed June 25, 2010.

4.1.8	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8-K, filed June 1, 2011.

4.1.9	Articles of Amendment to the Amended and Restated Articles of Incorporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8-K, filed December 13, 2013.

4.2	Amended and Restated By-laws of the Corporation, incorporated herein by reference from Exhibit 3.1 to the Company’s Form 8-K, filed October 26, 2020.

4.3	Specimen Common Stock Certificate, incorporated herein by reference from Exhibit 4.1 to the Company’s Form 10-K, filed March 17, 2014.

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Crowe LLP.

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Enrollment Form.

99.2	Transaction Form.

99.3	Quick Guide to Seacoast Direct.

107	Filing Fee Table.

Item 17. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida, as of November 6, 2023.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Charles M. Shaffer
Name: Charles M. Shaffer
Title: Chairman & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Shaffer his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles M. Shaffer	Chairman of the Board of Directors,	November 6, 2023
Charles M. Shaffer	Chief Executive Officer

(principal executive officer)

/s/ Tracey L. Dexter	Executive Vice President and	November 6, 2023
Tracey L. Dexter	Chief Financial Officer

(principal financial and accounting officer)

/s/ Dennis J. Arczynski	Director	November 6, 2023
Dennis J. Arczynski

/s/ Jacqueline L. Bradley	Director	November 6, 2023
Jacqueline L. Bradley

/s/ H. Gilbert Culbreth, Jr.	Director	November 6, 2023
H. Gilbert Culbreth, Jr.

/s/ Julie H. Daum	Director	November 6, 2023
Julie H. Daum

/s/ Christopher E. Fogal	Director	November 6, 2023
Christopher E. Fogal

/s/ Maryann B. Goebel	Director	November 6, 2023
Maryann B. Goebel

/s/ Dennis S. Hudson, III	Director	November 6, 2023
Dennis S. Hudson, III

/s/ Robert J. Lipstein	Director	November 6, 2023
Robert J. Lipstein

/s/ Alvaro J. Monserrat	Director	November 6, 2023
Alvaro J. Monserrat

/s/ Thomas E. Rossin	Director	November 6, 2023
Thomas E. Rossin